Securities and Exchange Commission
                              Washington, DC 20549

                                   Form 12b-25

                            SEC File Number: 0-22399
                            CUSIP Number: 946756 10 3

                           NOTIFICATION OF LATE FILING
                                   (Check One)

                 [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ]
                   Form 11-K [ ] Form 10-Q and Form 10-QSB [ ]
                                   Form N-SAR


                   For the Fiscal Year Ended December 31, 2000

Part I - Registrant Information

    Full Name of Registrant: Waypoint Financial Corp.
    Former Name: Harris Financial, Inc.
    Address of Principal Executive Office
    (Street and Number): 235 North Second Street
    City, State and Zip Code: Harrisburg, Pennsylvania  17101

Part II - Rules 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report on Form 10-K will be filed on or before the fifteenth calendar day following the prescribed due date; and

[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III - Narrative

     State below in reasonable detail the reasons why the form 10-K could not be filed within the prescribed time period.

Waypoint Financial Corp. (Waypoint Financial) was unable to file an annual report on Form 10-K within 90 days of the end of the fiscal year without incurring unreasonable effort and expense. During the final quarter of the fiscal year, Waypoint Financial completed a transaction involving an internal reorganization that necessitated three charter conversions, a best-efforts and underwritten public offering, and a large acquisition that has been accounted for as a pooling-of-interests combination. Because of the computer system integrations required and staff disruptions resulting from these transactions, Waypoint Financial believes it would be required to incur unreasonable effort and expense to compile the historical data necessary to complete the information required to be included in its annual report on Form 10-K within 90 days of the end of the fiscal year. Waypoint Financial has, however, previously issued a press release disclosing net income and other material information regarding the fiscal year ended December 31, 2000.

Part IV - Other Information

     (1) name and telephone number of person to contact in regard to this notification:

James H. Moss                       (717)            909-2247
(Name)                              (Area Code)   (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 [X] Yes [ ] No

     (3) Is it anticipated that any significant change in results of operation from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 [X] Yes [ ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Waypoint Financial's report on Form 10-K for the fiscal year ended December 31, 2000 will include restated results of operations for the fiscal year ended December 31, 1999 to accommodate the pooling-of-interest combination of Waypoint Financial's predecessor Harris Financial, Inc. and York Financial Corp. on
October 17, 2000. In presenting its results of operations for the fiscal year ended December 31, 1999, Waypoint Financial has elected to combine York Financial Corp.'s results of operations for the fiscal year ended June 30, 2000 with Harris Financial Inc.'s results of operations for the fiscal year ended December 31, 1999. Harris Financial, Inc.'s report on Form 10-K for fiscal year ended December 31, 1999 reported net income of $18.7 million. York Financial Corp.'s report on Form 10-K for fiscal year ended June 30, 2000 reported net income of $9.3 million. Accordingly, Waypoint Financial Corp. will report net income of $28.0 million for its fiscal year ended December 31, 1999.

Waypoint Financial has previously issued a press release disclosing net income and other material information regarding the fiscal years ended December 31, 1999 and 2000. The press release included restated results of operations for the fiscal year ended December 31, 1999 to accommodate the pooling-of-interest combination of Waypoint Financial's predecessor Harris Financial, Inc. and York Financial Corp. on October 17, 2000.



                            Waypoint Financial Corp.
                           --------------------------
                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 30, 2001                By:  /s/ James H. Moss
                                    James H. Moss, Executive Vice Presiden
                                    and Chief Financial Officer

                                    EXHIBIT A





March 30, 2001


Dear sir:

We have read Part III of the Form 12b-25 filed by Waypoint Financial Corp. and are in agreement with the statements made therein.

Very truly yours,

/s/ Arthur Andersen LLP
Lancaster, Pennsylvania